UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 10, 2025

Context Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40654	86-3738787
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2001 Market Street, Suite 3915, Unit #15
Philadelphia, Pennsylvania 19103
(Address of principal executive offices including zip code)
(267) 225-7416
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock	CNTX	The Nasdaq Stock Market
$0.001 par value per share
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 10, 2025, Richard Berman gave notice of his resignation from the Board of Directors (the “Board”) of Context Therapeutics Inc. (the "Company"), effective as of January 12, 2025. Mr. Berman’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices. The Company thanks Mr. Berman for his service and valuable contributions.

In connection with Mr. Berman’s resignation, effective as of January 13, 2025, upon the recommendation of the Nominating and Corporate Governance Committee ("Nominating Committee") of the Board, the Board appointed Andy Pasternak as a member and Chairperson of the Board, with an initial term expiring at the Company’s 2027 annual meeting of stockholders. Additionally, effective as of January 13, 2025, the Board appointed Mr. Pasternak to the Audit Committee and Compensation Committee, and appointed Dr. Karen L. Smith as the Chairperson of the Compensation Committee.

Mr. Pasternak currently serves as an advisory partner at Bain & Company, Inc. (“Bain”), a global consulting firm. Prior to Bain, Mr. Pasternak served as Executive Vice President, Chief Strategy Officer at Horizon Therapeutics plc (“Horizon”), a biotechnology company focused on serious, rare autoimmune and inflammatory diseases. Prior to joining Horizon in 2019, Mr. Pasternak was a senior partner at Bain, where he served as Head of the Healthcare Practice in the Americas. Earlier in his career, Mr. Pasternak was an analyst in the Investment Banking division of Chemical Securities, Inc. (now part of J.P. Morgan). Mr. Pasternak is a member of the Board of Directors of Endo, Inc., a specialty pharmaceutical company. Mr. Pasternak also is an Adjunct Lecturer in the Healthcare Program at the Kellogg School of Management (“HCAK”), where he teaches a course about the biopharmaceutical industry, and serves on the advisory board of the HCAK program. Mr. Pasternak received his B.A. in economics from Northwestern University and an MBA from the University of Chicago.

Pursuant to the Company’s non-employee director compensation program, Mr. Pasternak was granted on the date of his appointment options to purchase 20,685 shares of the Company’s common stock, which vest and become exercisable on the earlier of (i) June 13, 2025 or (ii) the date of the Company’s 2025 annual meeting of stockholders. Mr. Pasternak will also receive cash compensation for his service on the Board, and each committee of the Board, in accordance with the Company’s non-employee director compensation program, as such program may be amended from time to time, which currently consists of a $55,000 annual cash retainer, payable quarterly, for service as the Chairperson of the Board.

There is no arrangement or understanding between Mr. Pasternak and any other person pursuant to which he was appointed as a director. Mr. Pasternak is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K. The Board has determined that Mr. Pasternak is an independent director in accordance with the listing requirements of The Nasdaq Stock Market LLC.

Item 7.01. Regulation FD Disclosure.
On January 13, 2025, the Company issued a press release announcing the appointment of Mr. Pasternak to the Board. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, and Exhibit 99.1 attached hereto, are being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by Context Therapeutics Inc., dated January 13, 2025
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 13, 2025	Context Therapeutics Inc.

	By:	/s/ Martin A. Lehr
Name: Martin A. Lehr
Title: Chief Executive Officer